Exhibit 10.33

MANUFACTURE, LICENSE AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

PERRIGO COMPANY OF SOUTH CAROLINA, INC.

AND

SCOLR PHARMA, INC.

October 20, 2005

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Appendices:

Appendix A – List of Trademarks
Appendix B – List of Patents and Patent Applications
Appendix C – List of Products
Appendix D – Exceptions to Exclusivity

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MANUFACTURE, LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), is entered into as of October 20, 2005, by and between Perrigo Company of South Carolina, Inc., a Michigan corporation, with offices at 515 Eastern Avenue, Allegan, Michigan 49010 (“Perrigo”), and SCOLR Pharma, Inc., a Delaware corporation, with offices at 3625 132nd Avenue SE, Suite 300, Bellevue, Washington 98006 (together with its Affiliates, collectively, “SCOLR Pharma”).

Background

A. SCOLR Pharma is a specialty pharmaceutical company that uses its proprietary drug delivery technology to develop and formulate pharmaceutical and nutritional products. SCOLR Pharma has developed dietary supplement products that use its patented controlled delivery technology with certain of those products presently being manufactured and distributed in the United States by third parties.

B. Perrigo develops, manufactures, markets, distributes and sells nutritional and dietary supplement products.

C. This Agreement sets forth the terms and conditions by which SCOLR Pharma will license its patented controlled delivery technology and associated CDT trademark to Perrigo for the manufacture, marketing, distribution, sale, and use of specific dietary supplement products in the United States, SCOLR Pharma will transition to Perrigo the manufacture, marketing, distribution and sale of certain existing dietary supplement products that use SCOLR Pharma’s controlled delivery technology, and SCOLR Pharma will develop for Perrigo additional dietary supplement products that use SCOLR Pharma’s controlled delivery technology.

Agreement

In consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. DEFINITIONS. In addition to any other definitions appearing in this Agreement, the following words and phrases will, for purposes of this Agreement, have the following meanings (with any word or phrase referred to in the singular to include the plural and vice versa as the context requires):

“Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person, where control means more than fifty percent (50%) ownership or voting rights or the power to direct management or policy.

“CDT Know-HoDDw” means all confidential, technical, or proprietary information and knowledge not generally known to the public (including information and knowledge regarding inventions, discoveries, techniques, systems, methods and processes of any type, technical data, drawings, designs, manufacturing and other information), whether or not patentable and whether or not in written form, that SCOLR Pharma owns or possesses and that relates directly or indirectly to (a) any Patent Right or any product, process or other matter covered by any Patent Right, or (b) the design, development, manufacture, testing, use or sale of any Product, but not including the Patent Rights.

“CDT Improvements” means all inventions, discoveries, techniques, systems, methods, processes, improvements, developments, enhancements and modifications (whether or not patentable, commercially useful, or reducible to writing or practice) that SCOLR Pharma, solely or jointly with others, acquires, discovers, invents, originates, makes, develops, conceives or has rights to, in whole or in party, after the Effective Date, to the extent applicable to the Products, including (a) any such invention or other item the practice of which would fall within the scope of a claim of any Patent Right, any CDT Know-How, any of the Other Rights, or any Product; and (b) any such invention or other item which may be competitive with operations or applications within the scope of any claim any Patent Rights, any CDT Know-How, any of the Other Rights, or any Product.

“CDT Rights” means the Patent Rights, the CDT Know-How, the Other Rights, and the CDT Improvements.

“Contract Year” of a particular Product means the twelve (12) month period beginning on the date of the First Commercial Sale of that Product to its customers and each twelve (12) month period thereafter beginning on the anniversary of such date.

“Dietary Supplements” means “dietary supplements” as defined in the Dietary Supplement Health and Education Act of 1994.

“Effective Date” means the date of this Agreement.

“First Commercial Sale” means the first date on which Perrigo or a sublicensee transfers title, rights to use or other rights in or to a Product to a third party for monetary or other consideration or in a manner which otherwise results in Net Profits.

“including” or any word or phrase of similar meaning means “including, without limitation,” unless the context requires otherwise or unless otherwise specified.

“Net Profits” [***]

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“Net Sales” for a particular Product, means, for any period of calculation, the total amount invoiced by Perrigo during that period to its customers for that Product (or received by Perrigo in the absence of an applicable invoice) less the sum of all overbills, excise, sales and other taxes imposed upon the sale of that Product (to the extent invoiced by Perrigo, but not taxes imposed on the income generated from such sales), price protections, rebates, charge backs, cash discounts, promotional allowances, off-invoice and bill back allowances, volume rebates and allowances, freight, shipping and insurance costs (to the extent such freight, shipping or insurance costs are invoiced by Perrigo), and all other deductions, discounts, refunds, credits and allowances paid or accrued during the period, including cash discounts, refunds and credits for pricing errors, and Product returns, rejections and recalls, all to the extent attributable to that Product and all as determined in accordance with generally accepted accounting principles (in the U.S.) consistently applied.

“Other Rights” means (a) the trademarks identified in Appendix A attached to this Agreement; (b) any other trademark or service mark that is owned by SCOLR Pharma as of the Effective Date and that relates directly or indirectly to any Patent Right, any CDT Know-How or any Product; (c) any other Proprietary Right that is owned by SCOLR Pharma as of the Effective Date (other than the Patent Rights and the CDT Know-How) and that relates directly or indirectly to any Patent Rights, any CDT Know-How, or any Product, (d) any Proprietary Right that is developed or acquired by SCOLR Pharma on or after the Effective Date (other than any such right that becomes part of the Patent Rights, CDT Know-How, or the CDT Improvements) and that relates directly or indirectly to any Patent Right, any CDT Know-How, any CDT Improvement or any Product; and (e) all goodwill of SCOLR Pharma associated with the foregoing.

“Party” when referring to the parties to this Agreement means SCOLR Pharma or Perrigo or both of them, as appropriate.

“Patent Rights” means all rights to (a) the patents and patent applications identified in Appendix B attached to this Agreement, (b) any other United States patent or patent application that is owned by SCOLR Pharma as of the Effective Date and that relates directly or indirectly to any CDT Know-How, any Product, or the design, development, manufacture, testing or use of any Product; and (c) any United States patent or patent application that is filed or acquired by SCOLR Pharma on or after the Effective Date and that relates directly or indirectly to any CDT Know-How, any CDT Improvements, any Product, or the design, development, manufacture, testing or use of any Product.

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“Perrigo Fiscal Year” means a 52 or 53 week fiscal year of Perrigo ending on the Saturday closest to June 30.

“Person” means any individual, corporation, partnership or other entity.

“Product” means any of the Dietary Supplement products listed on Appendix C attached to this Agreement that use the CDT Rights or any additional Dietary Supplement product using CDT Rights that is added to this Agreement in accordance with the provisions of this Agreement. Products shall not include any product which is not a Dietary Supplement.

“Profit Margin” of a particular Product means, for any particular period of calculation, the quotient resulting from the division of the Net Profits of that Product for that period by the Net Sales of that Product for that period, multiplied by 100 and expressed as a percentage.

“Project Plan” means the plan described in Section 2.2(b) below.

“Proprietary Right” means any patent application, patent, trademark, trade name, service mark, trade secret, copyright or other intellectual property right.

“Quarter” means a Perrigo Fiscal year quarter consisting of thirteen (13) weeks ending on a Saturday.

“Sales and Marketing Costs” for a particular Product means, for any applicable period of calculation, the amount equal to [***] of the Net Sales of that Product during that period.

“Term” has the meaning set forth in Section 4.

“U.S.” means the United States of America and all its territories, dependencies and possessions.

2. LICENSE.

2.1 Grant of License. SCOLR Pharma grants to Perrigo during the Term of this Agreement as to each particular Product the right and license to practice and use the CDT Rights in the manufacture, marketing, distribution, sale and use of the Products in the U.S., including the right to manufacture or have manufactured, market, distribute and sell to third parties. Perrigo shall have the right to sublicense the foregoing rights to third parties, in a single tier only, to the extent reasonably necessary to supplement the manufacturing and distribution capabilities of Perrigo, subject to the prior approval of SCOLR Pharma, which shall not be unreasonably withheld.

[***] Certain information on this page has been omitted and files separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 Exclusivity.

(a) Except as set forth in this Section 2.2, the rights and license granted to Perrigo in Section 2.1 are exclusive to Perrigo, and SCOLR Pharma accordingly shall have no right (i) to practice or use or license others to practice or use any of the CDT Rights for the purpose of manufacturing, marketing, distributing, selling or using any Product in the U.S., or (ii) to manufacture, have manufactured, market, distribute, sell or use any Product in the U.S. Such exclusivity shall not, however, apply with respect to: (i) the exceptions set forth on Appendix D, or (ii) use of Products by consumers.

(b) Such right and license granted to Perrigo will, at the option of SCOLR Pharma exercisable by written notice to Perrigo, become nonexclusive on a prospective basis for a particular Product (but remain exclusive for all other Products) if either

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(ii) the Profit Margin of that Product for any Contract Year for that Product, beginning with the second Contract Year for that Product, is less than [***].

For purposes of this Agreement, and subject to any additional or conflicting provisions in the Project Plan, (x) separate classes of trade include [***]. SCOLR Pharma shall not, however, have the right to convert Perrigo’s license with respect to a particular Product from exclusive to nonexclusive if any of the events described in subparts (i) or (ii) above occurs as a result of SCOLR Pharma’s breach or default in performing or complying with any covenant or obligation required to be

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performed or observed by SCOLR Pharma in this Agreement or a Force Majeure Event. If Perrigo encounters any difficulties in the development or manufacture of a Product that Perrigo believes will prevent it from commencing distribution of a Product in at least two (2) classes of trade within six (6) months after Perrigo distribution is scheduled to commence pursuant to the written Project Plan developed by the Parties for that Product, Perrigo will notify SCOLR Pharma and keep SCOLR Pharma reasonably informed of Perrigo’s efforts to resolve such difficulties. Each Project Plan will require Perrigo to use reasonable commercial efforts to market and distribute the Product consistent with its business practice for similar products. The Parties acknowledge acceptance and agreement of a Project Plan for Glucosamine/Chondroitin. If the Parties have failed to agree upon a Project Plan for any other Product within sixty (60) days following the Effective Date (or, for Products added to this Agreement following the Effective Date, within thirty (30) days following the date of such addition), either Party may thereafter terminate this Agreement with respect to such Product upon written notice to the other Party provided that the Parties have not agreed upon a Project Plan for such Product before such written notice of termination is given.

(c) If the rights and license granted to Perrigo becomes nonexclusive with respect to a Product as provided in this Section 2.2, then SCOLR Pharma shall promptly notify Perrigo of and extend to Perrigo the benefit of any terms that SCOLR Pharma may include in a subsequent license entered into during the one year period following the date upon which the rights became nonexclusive, of any CDT Rights with respect to that Product with any other Person that are more favorable to the licensee than the terms of this Agreement. SCOLR Pharma shall permit an independent certified public accounting firm selected by Perrigo and reasonably acceptable to SCOLR Pharma to review, at Perrigo’s expense, the relevant books and records of SCOLR Pharma to verify SCOLR Pharma’s compliance with this Section 2.2(c), provided that such firm shall execute a confidentiality agreement in a form reasonably acceptable to SCOLR Pharma.

2.3 CDT Improvements.

(a) SCOLR Pharma shall disclose and communicate to Perrigo in writing, as soon as reasonably practical, any material CDT Improvement acquired, discovered, invented, originated, made or conceived on or after the Effective Date, and, at Perrigo’s request, shall provide Perrigo with all documentation and other information in whatever form stored (written, electronic or otherwise) that is necessary or desirable to enable Perrigo to practice and use such CDT Improvement in connection with the manufacture, marketing, sale, distribution or use of any Product. All CDT Improvements shall automatically be included, on a royalty-free basis and without additional consideration, within the scope of the license granted pursuant to this Agreement.

(b) Notwithstanding Section 2.3(a), SCOLR shall have no obligation to develop CDT Improvements or apply such CDT Improvements to the Products. If, however, during the Term of this Agreement as to a particular Product, SCOLR Pharma desires to apply a material CDT Improvement to any Dietary Supplement that is or would be competitive with such Product (a “Competitive Dietary Supplement”), then before SCOLR Pharma enters into any arrangement with any Person that involves the application of that CDT Improvement to a Competitive Dietary Supplement, or engages in any discussions with any Person concerning any such arrangement, or SCOLR Pharma itself undertakes to apply that CDT Improvement to a Competitive Dietary Supplement, SCOLR Pharma (i) shall promptly notify Perrigo in writing of such CDT Improvement, the Competitive Dietary Supplement, and the particular Product or Products with which the Competitive Dietary Supplement would compete and provide Perrigo with any information concerning such CDT Improvement that Perrigo may reasonably request, and (b) shall give Perrigo a period of thirty (30) days (or such longer period mutually agreed upon by the Parties in writing) after Perrigo’s receipt of such notice and requested information to determine whether Perrigo is interested in discussing entering into an arrangement with SCOLR Pharma for the application of that CDT Improvement to one or more such Products. If Perrigo notifies SCOLR Pharma in writing before the expiration of such thirty (30) day period that Perrigo is interested in discussing that opportunity with SCOLR Pharma, then a new period of thirty (30) days (or such longer period as the Parties may mutually agree in writing) will start on the date of Perrigo’s notice to SCOLR Pharma to allow Perrigo and SCOLR Pharma to discuss the possibility of a mutually acceptable agreement between them for the application of that CDT Improvement to one or more such Products and during that additional thirty (30) day (or agreed upon longer) period, SCOLR Pharma will continue to refrain from entering into any arrangement with any Person that involves the application of that CDT Improvement to a Competitive Dietary Supplement, and from engaging in any discussions with any Person concerning any such arrangement, and from itself undertaking to apply that CDT Improvement to a Competitive Dietary Supplement. If Perrigo does not notify SCOLR Pharma in writing before the expiration of the first thirty (30) day (or agreed upon longer) period described above that Perrigo is interested in discussing with SCOLR Pharma the possibility of entering into an agreement for the application of that CDT Improvement to one or more such Products or if Perrigo provides such notice to SCOLR Pharma but at the end of the second thirty (30) day (or agreed upon longer) period described above Perrigo and SCOLR Pharma are not able to successfully conclude negotiations of such an agreement, then SCOLR Pharma shall be free to enter into an arrangement with any other Person that involves the application of such CDT Improvement to such Competitive Dietary Supplements.

2.4 Documentation and Information. As soon as practical after the execution of this Agreement, but in any event within ten (10) days thereafter, or, in the case of any Product added to this Agreement pursuant to Section 5.1 or Section 5.2, when such Product is added to this Agreement, SCOLR Pharma shall provide Perrigo with copies of all documentation containing the CDT Know-How and Other Rights and all patent applications included in the Patent Rights and all other information reasonably requested by Perrigo regarding the practice and use of the CDT Rights in connection with the manufacture, marketing, sale, distribution or use of any Product, including documentation and information sufficient to enable Perrigo to manufacture the Products and to practice and use the CDT Rights in connection with the manufacture, marketing, sale, distribution, or use of any Product.

2.5 Use of Trademark. To the extent allowed by law, Perrigo agrees to prominently display the CDT Controlled Delivery Technology trademark on the principal display panel of Perrigo’s packaging of the Product that it markets and sells where appropriate and permitted by Perrigo’s particular customer. Perrigo shall comply at all times with SCOLR Pharma’s applicable trademark usage guidelines.

2.6 Sell-Through Period. The rights and license granted to Perrigo in Section 2.1 shall continue on a non-exclusive basis for a period of twelve (12) months after any expiration or termination of this Agreement with respect to a Product other than a termination by SCOLR Pharma pursuant to Section 10.1 by reason of a material breach or default by Perrigo, in order for Perrigo to sell through its existing inventory and related packaging materials of such Product or Products and to provide for an orderly transition for its customers.

3. ROYALTY.

3.1 Computation and Payment. Commencing on the date of Perrigo’s First Commercial Sale of a Product and continuing thereafter during the Term of this Agreement as to that Product, Perrigo will pay SCOLR Pharma in the manner described below a royalty on Perrigo’s sales of that Product in the amount equal to [***] of Perrigo’s Net Profits of the Product. Within thirty (30) days after the end of each Quarter (or an initial partial Quarter) during this period, (a) Perrigo will furnish SCOLR Pharma with a report stating for each Product the amount of Perrigo’s Net Sales for such Quarter (including the number of tablets sold for each Product and the customers to whom the tablets were sold), the Net Profits for such Quarter, and the royalty for such Quarter, together with such other information as SCOLR Pharma may reasonably request, and (b) except as set forth below in this Section 3.1, Perrigo will pay SCOLR Pharma the royalty for that Quarter as reflected in the report. If the date of the First Commercial Sale of a Product by Perrigo is later than the first day of a Quarter, then the period covered by the first report and the first royalty payment for that Product will begin on the date of the First Commercial Sale of that Product by Perrigo and will end on the last day of the first complete Quarter following the date of the First Commercial Sale of that Product by Perrigo. The Parties shall share equally in the manner described below the risk of and the loss resulting from any amount that Perrigo invoices to its customers for any Product becoming uncollectible and being written off by Perrigo. Perrigo will notify SCOLR Pharma when Perrigo has any such write-offs, and Perrigo will recover SCOLR Pharma’s share of such write-offs by setting such amount off against and reducing the amount of royalty otherwise payable to SCOLR Pharma for that Quarter for that Product or any other Product, and if SCOLR Pharma’s share of such write-offs is not paid in full to Perrigo in this way during that Quarter, then such excess amount shall be carried forward to succeeding Quarters and set off against the amount of royalty otherwise payable to SCOLR Pharma for such Quarters. SCOLR Pharma shall not, however, have any obligation to repay Perrigo for any royalty previously paid as a result of such write-offs.

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3.2 Inspection of Books and Records. During the one (1) year period following the close of each Perrigo Fiscal Year, but not more frequently than once per Perrigo Fiscal Year, Perrigo shall permit an independent certified public accounting firm selected by SCOLR Pharma, and reasonably acceptable to Perrigo, to have access, during normal business hours and upon reasonable prior notice, to those books and records maintained by Perrigo that are necessary for SCOLR Pharma to verify, at its expense, the accuracy of Perrigo’s calculation of the royalty payable to SCOLR Pharma under this Agreement for that Perrigo Fiscal Year provided that such accounting firm shall execute a confidentiality agreement in a form reasonably acceptable to Perrigo. The accounting firm’s use of such information shall be limited to such verification and in any relevant dispute that may arise between Perrigo and SCOLR Pharma. Once such an inspection has been conducted, completed and finalized for a particular Perrigo Fiscal Year as provided in this Section 3.2, or if no such inspection has been commenced within the one (1) year period following the close of a Perrigo Fiscal Year as provided in this Section 3.2, then, except as provided in the last two (2) sentences of Section 3.1, that Perrigo Fiscal Year will be considered closed and no further inspection, review or adjustment may be made with respect to that Perrigo Fiscal Year, including any inspection, review or adjustment pursuant to Section 3.3.

3.3 Resolution of Royalty Dispute. If Perrigo and SCOLR Pharma are unable to agree upon the computation of the amount of royalty payable by Perrigo to SCOLR Pharma under this Agreement for a particular Perrigo Fiscal Year, then they agree to retain a mutually acceptable independent certified public accounting firm, as an expert and not as an arbitrator, to review the relevant books and records of Perrigo, and the work papers and other relevant materials of any accounting firm retained by SCOLR Pharma pursuant to Section 3.2 as to the amounts in dispute, and to prepare and submit to the Parties its written determination as to its resolution of the amount in dispute and the basis for its determination. The determination by the accounting firm will be binding on the Parties absent manifest error. Each Party shall pay one-half of the fees and expenses of the accounting firm for such determination.

3.4 Step-Down of Royalty Obligation. If (a) SCOLR Pharma abandons a material portion of the Patent Rights, or (b) after exhaustion of any applicable appeals or motions for reconsideration, a material portion of the Patent Rights are held to be invalid or unenforceable, or (c) SCOLR Pharma enters into any compromise, settlement or agreement with any Person which includes an agreement or acknowledgement by SCOLR Pharma of invalidity or unenforceability of a material portion of the Patent Rights, or (d) a material portion of the Patent Rights expire, then, in any such case, the parties shall negotiate in good faith with respect to an appropriate reduction in Perrigo’s royalty obligation under Section 3.1.

4 TERM. The term of this Agreement (including any renewal terms, the “Term”), which shall be determined on a Product-by-Product basis, begins on the Effective Date and, unless terminated earlier in the manner set forth in this Agreement, ends with respect to a particular Product on the tenth (10th) anniversary of the First Commercial Sale of that Product, and automatically renews for successive periods of one (1) year each thereafter. Either Party may terminate the Term with respect to a Product effective as of the tenth anniversary of the First Commercial Sale of that Product or at any time thereafter by giving at least sixty (60) days prior written notice to the other Party. In addition, SCOLR Pharma shall have the right to terminate the Term of this Agreement with respect to a particular Product at any time after the fifth (5th) anniversary of the First Commercial Sale of that Product by giving Perrigo at least [***] days prior written notice, if, and only if, either [***]. SCOLR Pharma shall not, however, have the right to so terminate the Term of this Agreement with respect to a particular Product if any of the events described in (a) or (b) above occurs as a result of SCOLR Pharma’s breach or default in performing or complying with any covenant or obligation required to be performed or observed by SCOLR Pharma in this Agreement or a Force Majeure Event.

5. ADDITIONAL PRODUCTS.

5.1 Perrigo Right to Add to this Agreement Additional Dietary Supplement Products Using CDT Rights. Perrigo has the right to add to this Agreement in the manner described below any additional Dietary Supplement product SCOLR Pharma develops, has developed, or acquires that uses any CDT Rights. If at any time during the ten (10) year period following the Effective Date, SCOLR Pharma develops, has developed, or acquires any Dietary Supplement product that uses any CDT Rights that is not then a Product covered by this Agreement, then before SCOLR Pharma either enters into any arrangement with any Person for the manufacture, marketing, sale or distribution of that Dietary Supplement product in the U.S., or engages in any discussions with any Person concerning any such arrangement, or SCOLR Pharma itself undertakes the marketing, sale or distribution of that product in the U.S., SCOLR Pharma (a) shall promptly notify Perrigo in writing of such Dietary Supplement product and provide Perrigo with any information concerning such product that Perrigo may reasonably request, and (b) shall give Perrigo a period of thirty (30) days (or such longer period mutually agreed upon by the Parties in writing) after Perrigo’s receipt of such notice and requested information to elect to add such Dietary Supplement product to this Agreement. If Perrigo notifies SCOLR Pharma in writing before the expiration of such thirty (30) day period that Perrigo elects to add such Dietary Supplement product to this Agreement, then such

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Dietary Supplement product shall automatically be an additional “Product” under and governed by this Agreement. If Perrigo does not notify SCOLR Pharma in writing before the expiration of such thirty (30) day period that Perrigo elects to add such Dietary Supplement product to this Agreement or Perrigo notifies SCOLR Pharma that Perrigo elects not to have such Dietary Supplement product added to this Agreement, then Perrigo’s rights under this Section 5.1 shall terminate with respect to that particular Dietary Supplement product and SCOLR Pharma shall be free to enter into an arrangement with any other Person for the manufacture, marketing, sale or distribution of that Dietary Supplement product in the U.S. or to undertake that activity itself.

5.2 Initiated by Perrigo. During the ten (10) year period following the Effective Date,, Perrigo may from time to time at its discretion request SCOLR Pharma to consider developing an additional Dietary Supplement product that uses the CDT Rights to be added to this Agreement. If the Parties mutually agree that SCOLR Pharma will develop such Dietary Supplement product that uses the CDT Rights for the purposes of adding such Dietary Supplement product to this Agreement, then (a) SCOLR Pharma will use commercially reasonable efforts to develop at its expense such Dietary Supplement product that uses the CDT Rights in accordance with the development schedule mutually agreed upon by the Parties, and (b) such Dietary Supplement product that uses the CDT Rights shall be an additional “Product” under and governed by this Agreement. If SCOLR Pharma declines Perrigo’s request to develop a particular Dietary Supplement product that uses the CDT Rights or the Parties are unable to reach agreement on the development of such Dietary Supplement product and SCOLR Pharma subsequently develops, has developed, or acquires such Dietary Supplement product that uses the CDT Rights during the Term as to any Product, then Section 5.1 shall apply to such Dietary Supplement product upon its subsequent development or acquisition by SCOLR Pharma.

6. TECHNICAL ASSISTANCE. At Perrigo’s request, SCOLR Pharma, without additional compensation, will provide commercially reasonable consulting and assistance to Perrigo, and will provide Perrigo with reasonable additional information regarding, the manufacture of the Products, including any Product added to this Agreement pursuant to Section 5.1 or 5.2, and the practice and use of the CDT Rights in connection with the manufacturing, marketing, distribution, sale or use of the Products.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Representations and Warranties by SCOLR Pharma. SCOLR Pharma represents and warrants to Perrigo (which representations and warranties are continuing in nature) that:

(a) Authorization; Binding Effect. The execution and delivery of this Agreement by SCOLR Pharma and the performance by SCOLR Pharma of its obligations under this Agreement have been duly authorized by all necessary corporate action on behalf of SCOLR Pharma and do not require the approval, authorization, license or consent of any governmental authority or other Person. The individual executing and delivering this Agreement on behalf of SCOLR Pharma has been duly authorized to do so. This Agreement is a valid and binding obligation of SCOLR Pharma and is enforceable against SCOLR Pharma in accordance with its terms.

(b) Ownership of CDT Rights. Except as set forth in Appendix D, SCOLR Pharma is the owner and has sole and exclusive possession of, and has good and valid title to, all of the CDT Rights. Any royalty payable by SCOLR Pharma to Temple University or any other third party with respect to the CDT Rights shall be the sole responsibility and cost of SCOLR Pharma. SCOLR Pharma owns the CDT Rights free and clear of any liens, security interests, charges, encumbrances, or claims. SCOLR Pharma is not, and will not become, a party to or bound by any agreement or understanding with any third party, nor has SCOLR Pharma granted, or will it grant, to any third party any CDT Rights or the right to use any CDT Rights, that are inconsistent with the exclusive rights granted to Perrigo in this Agreement.

(c) No Infringement. To the actual knowledge of SCOLR Pharma, none of the CDT Rights infringes or conflicts with any Proprietary Right or other right of any Person, and neither the use of any of the CDT Rights nor the manufacture, use, or sale of any Product will infringe or conflict with any Proprietary Right or other right of any Person. There is no claim pending or threatened against SCOLR Pharma or any other Person alleging that any of the CDT Rights, or the use of any of the CDT Rights or the manufacture, use or sale of any Product, infringes or conflicts with, or will infringe or conflict with, any Proprietary Right or other right of any Person, and to the best of SCOLR Pharma’s knowledge, there is no basis for the assertion of any such claim. To the best of SCOLR Pharma’s knowledge, there is no existing or potential infringement of any of the CDT Rights.

(d) Patent Rights. To the actual knowledge of SCOLR Pharma, the patents included in the Patent Rights cover the Products and are valid and enforceable. None of the Patent Rights has been involved in any interference, reissue, reexamination, or opposition proceeding and, to the best of SCOLR Pharma’s knowledge, there is no basis for the commencement of any such proceeding.

(e) CDT Know-How. The documentation relating to the CDT Know-How furnished to Perrigo pursuant to Section 2.4 is current, accurate, complete, and sufficient in detail and content to explain all aspects of the CDT Know-How and to allow its full and proper use without reliance on the memory of others. SCOLR Pharma has taken all measures and precautions reasonably necessary to protect the secrecy, confidentiality and value of the CDT Know-How.

(f) Trademarks. The trademarks identified on Appendix A attached to this Agreement have been duly registered in the U.S. Patent and Trademark Office. None of the trademarks included in the Other Rights is or has been involved in any opposition or cancellation proceeding, and, to the best of SCOLR Pharma’s knowledge, there is no basis for the commencement of any such proceeding. To the best of SCOLR Pharma’s knowledge, there are no trademarks owned by third parties that are confusingly similar or dilute any of the trademarks included in the Other Rights.

(g) Noncontravention. Neither the execution and delivery of this Agreement nor the performance of this Agreement by SCOLR Pharma will result (with or without notice or lapse of time) in (i) a violation of any law, rule, regulation, judgment, order, or decree to which SCOLR Pharma or any of the CDT Rights is subject; (ii) a breach or violation of any agreement or understanding to which SCOLR Pharma is a party or by which SCOLR Pharma is bound; or (iii) the termination of, or the imposition of any lien, security interest, license, charge, encumbrance, claim or restriction or with respect to, any CDT Right. SCOLR Pharma is not a party to or bound by and will not become a party to or bound by any agreement and will not take any other action that is inconsistent with its obligations under this Agreement, the rights it granted to Perrigo in this Agreement, or that will prevent SCOLR Pharma from performing its obligations under this Agreement.

(h) Maintenance of CDT Rights. SCOLR Pharma shall take all actions reasonably necessary, including paying all applicable maintenance fees, to keep and maintain the patents included in the Patent Rights in force during the life of the particular patent and to keep and maintain the trademarks included in the Other Rights.

(i) Compliance with Laws. SCOLR Pharma shall comply with all applicable laws, rules and regulations in performing its obligations under this Agreement.

7.2 Representations and Warranties by Perrigo. Perrigo represents and covenants to SCOLR Pharma (which representations and warranties are continuing in nature) that:

(a) Authorization; Binding Effect: The execution and delivery of this Agreement by Perrigo and the performance by Perrigo of its obligations under this Agreement have been duly authorized by all necessary corporate action on behalf of Perrigo and do not require the approval, authorization, license or consent of any governmental authority or other Person. The individual executing and delivering this Agreement on behalf of Perrigo has been duly authorized to do so. This Agreement is a valid and binding obligation of Perrigo and enforceable against Perrigo in accordance with its terms.

(b) Compliance with Laws. Perrigo shall comply with all applicable laws, rules and regulations in performing its obligations under this Agreement.

(c) Noncontravention. Neither the execution and delivery of this Agreement nor the performance of this Agreement by Perrigo will result (with or without notice or lapse of time) in (i) a violation of any law, rule, regulation, judgment, order, or decree to which Perrigo is subject; or (ii) a breach or violation of any agreement or understanding to which Perrigo is a party or by which Perrigo is bound.

(d) No infringement. To the actual knowledge of Perrigo, none of the CDT Rights infringes or conflicts with any Proprietary Right or other right of any Person, and neither the use of any of the CDT Rights nor the manufacture, use, or sale of any Product will infringe or conflict with any Proprietary Right or other right of any Person. To the actual knowledge of Perrigo, there is no existing or potential infringement of any of the CDT Rights.

7.3 Disclaimers.

(a) Warranty. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR HEREIN, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

(b) Consequential Damages. EXCEPT FOR BREACHES RELATED TO EXCEEDING THE SCOPE OF THE LICENSE RIGHTS GRANTED HEREUNDER, OR BREACHES RELATED TO VIOLATION OF THE EXCLUSIVE LICENSE RIGHTS GRANTED HEREUNDER, OR INFRINGEMENT OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY OR SUCH PARTY’S AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEPT TO THE EXTENT THAT SUCH OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATE IS REQUIRED TO PAY SUCH AMOUNT TO AN UNAFFILIATED THIRD PARTY.

8. INFRINGEMENT OF CDT RIGHTS BY THIRD PARTIES. Each Party will promptly notify the other Party if it becomes aware of any actual or apparent infringement of any CDT Rights by any Person. SCOLR Pharma shall use commercially reasonable efforts to enforce and defend the CDT Rights. SCOLR Pharma has the sole right to initiate, prosecute, and make all decisions concerning the prosecution and disposition of any claim, suit, action or other legal proceeding necessary to prevent the infringement by any other Person of any CDT Right (including the right to determine whether to initiate such claim, suit, action or other legal proceeding) and will pay the expenses associated with any such claim, suit, action or other legal proceeding. SCOLR Pharma and Perrigo shall share equally the proceeds recovered with respect to any such claim, suit, action or other legal proceeding, after reimbursement of SCOLR Pharma for its expenses incurred in connection therewith and any royalties payable by SCOLR Pharma to any unaffiliated third party. At SCOLR Pharma’s request, Perrigo will cooperate with SCOLR Pharma and assist SCOLR Pharma in any such claim, suit, action or other legal proceeding and SCOLR Pharma will pay the reasonable costs and expenses incurred by Perrigo in providing that cooperation and assistance. SCOLR Pharma will keep Perrigo promptly informed of the status of any such claim, action, suit or other legal proceeding. Perrigo has the right, however, to participate at its cost in any such claim, action, suit or other legal proceeding that is directly related to any Product or the subject matter of this Agreement.

9. INDEMNIFICATION; INSURANCE.

9.1 SCOLR Pharma’s Indemnification Obligations. SCOLR Pharma shall indemnify, defend and hold Perrigo and Perrigo’s Affiliates harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including reasonable attorneys’ fees) (collectively, “Losses”) resulting from or arising out of (a) a material breach or default of any of SCOLR Pharma’s representations, warranties, covenants or other obligations in this Agreement, or (b) the negligence of SCOLR Pharma, or its agents or employees, or (c) any third party claim for property damage, injury or death attributable to the CDT Rights, or (d) any allegation or claim that any CDT Right, the use of any CDT Right as permitted by this Agreement, or any Product or the manufacture, use or sale of any Product infringes or violates any Proprietary Right or other right of any Person, except to the extent that any such infringement or violation results from Perrigo’s use of any CDT Right in conjunction with materials or technology not provided by SCOLR Pharma. In the event of any claim covered under Subsection 9.1(d), SCOLR Pharma may, at its option, (i) obtain a license for the continued use of the applicable CDT Rights in accordance with this Agreement, (ii) provide Perrigo with a commercially reasonable modification of the applicable CDT Rights so that the Proprietary Rights of the Third Party are no longer infringed or violated, or (iii) if the foregoing options are not commercially practical, terminate this Agreement without termination liability to Perrigo.

9.2 Perrigo’s Indemnification Obligations. Perrigo shall indemnify, defend and hold SCOLR Pharma and SCOLR Pharma’s Affiliates harmless from and against any Losses resulting from or arising out of (a) a material breach or default of any of Perrigo’s representations, warranties, covenants or other obligations in this Agreement, (b) the negligence of Perrigo or its sublicensees or their agents or employees, or (c) any third party claim for property damage, injury or death as a result of the use of any product produced, sold or distributed in accordance with this Agreement except to the extent such claim is attributable to the CDT Rights.

9.3 Indemnification Procedures. A Party which intends to claim indemnification under this Article 9 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or liability (for purposes of this Section 9.3, an “indemnity claim”) in respect to which the Indemnitee or any of its Affiliates intends to claim such indemnification. A delay in so notifying the Indemnitor will not relieve the Indemnitor from any obligation under this Article 9 unless, and then solely to the extent that, the Indemnitor is prejudiced by the delay. The Indemnitee shall permit, and shall cause its Affiliates to permit, the Indemnitor, at its discretion, to defend and settle a third party claim for which indemnification is sought at its expense and with legal counsel selected by it and reasonably acceptable to the Indemnitee and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that (a) the Indemnitor shall keep the Indemnitee promptly and fully informed of the status of the claim and its defense, and (b) the Indemnitor shall not settle any claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, except that the Indemnitor may settle such a claim or consent to the entry to a judgment with respect to a claim without the consent of the Indemnitee if that settlement or judgment involves only monetary damages or losses and does not adversely affect the Indemnitee’s rights under this Agreement or otherwise or impose any obligations on the Indemnitee not otherwise applicable to the Indemnitee. No such third party claim shall be settled by the Indemnitee without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed, if the Indemnitor undertakes the defense of such claim within a reasonable time after the Indemnitee notifies the Indemnitor of the claim and, after undertaking such defense, the Indemnitor continues to diligently conduct the defense of the claim. The Indemnitee and Affiliates shall cooperate fully with the Indemnitor and. its legal representatives in the investigation and defense of any third party claim provided that the reasonable out-of-pocket cost of doing so shall be paid by the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

9.4 Insurance. During the Term, Perrigo will maintain such products and completed operations liability insurance coverage that it reasonably believes to be adequate, or Perrigo may, at its discretion, be self-insured for such risks through its parent corporation, Perrigo Company.

10. TERMINATION.

10.1 Termination for Material Breach. If either Party materially breaches or defaults in the performance or observance of any of its obligations in this Agreement and such breach is not cured within [***] after receipt by such Party of written notice from the nonbreaching Party specifying the breach or default, then the nonbreaching Party shall have the right, at its option, to terminate this Agreement with respect to all Products or the affected Product or Products, in either case by giving written notice to the breaching or defaulting Party.

10.2 Termination for Bankruptcy. Either Party may terminate this Agreement by written notice if the other Party becomes insolvent, makes or seeks to make an arrangement with or an assignment for the benefit of its creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted by, on behalf of, or against such Party or if a receiver or trustee of such Party’s property is appointed and if such proceedings are involuntary, they are not dismissed within sixty (60) days after their commencement.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11. CONFIDENTIALITY.

During the Term of this Agreement and for a period of five (5) years thereafter, each Party (each a “Receiving Party”) will hold in confidence, will not disclose to any Person, and will not use for any purpose other than performing its obligations under this Agreement or as otherwise permitted by this Agreement any technical, business or other information it obtains from or about the other Party (the “Disclosing Party”) in connection with this Agreement (collectively, “Confidential Information”). These obligations do not, however, extend to any portion of the Confidential Information which (i) is or becomes public or generally available to the public through publication or otherwise but through no fault of the Receiving Party or any of its employees, (ii) was independently developed or discovered by the Receiving Party as demonstrated by the Receiving Party’s records, (iii) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, on a non-confidential basis by a third party, provided that such third party is not bound by an obligation of confidentiality to the Disclosing Party with respect to such confidential information, or (iv) the Receiving Party is required to disclose in an action or proceeding to enforce its rights under this Agreement. These prohibitions do not prohibit the Receiving Party from disclosing any Confidential Information which, in the opinion of the Receiving Party’s legal counsel, after due inquiry, it is required by law to disclose as part of a legal proceeding or governmental investigation provided that (A) the Receiving Party gives the Disclosing Party prompt notice of such legal requirement so that the Disclosing Party may seek a protective order or other appropriate remedy concerning such disclosure, (B) the Receiving Party consults with the Disclosing Party, if requested, regarding the nature and extent of such disclosure, and (C) the Receiving Party discloses only that part of the Confidential Information that it is legally required to disclose.

12. FORCE MAJEURE.

12.1 Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than payment) if such failure or delay is caused by acts of God, acts of the public enemy, fire, explosion, flood, drought, war, terrorists, riot, sabotage, embargo, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected Party (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, provided that if such event has continued for a period of one hundred and twenty (120) days or longer, either Party may terminate this Agreement upon notice to the other Party. Upon cessation of such Force Majeure Event, such Party shall promptly resume performance under this Agreement.

12.2 Notice of Force Majeure. The affected Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected Party will be unable to perform its obligations hereunder. The affected Party further agrees to use reasonable commercial efforts to correct the Force Majeure Event as quickly as possible, to perform its obligations under this Agreement to the extent feasible given the Force Majeure Event, and to give the other Party prompt written notice when it is again fully able to perform such obligations.

13. MISCELLANEOUS.

13.1 Publicity. Neither Party shall publish, disclose or otherwise publicly announce the existence of this Agreement or the terms hereof without the prior written consent of the other Party, except (i) to the extent required by law or deemed appropriate by a Party’s legal counsel to comply with securities law, including the furnishing of a press release and the filing of such documents and information with the Securities and Exchange Commission as may be required by federal securities laws and the filing of any report, statement or document required by any other federal or state regulatory body, in which case the Parties will notify each other and use reasonable efforts to agree in advance on the content of the press release or filing, or (ii) on a confidential basis to one or more third parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the assets, products or business of the disclosing Party or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that prior to making such disclosure the disclosing party obtains a signed confidentiality agreement with such third parties containing customary terms. Once any written statement is approved for disclosure by the Parties in accordance with this Section 13.1, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party. Subject to the foregoing, the Parties consent to the disclosure of this Agreement by SCOLR Pharma and its characterization as a strategic alliance with respect to the subject matter of this Agreement.

13.2 Independent Contractors. The relationship between SCOLR Pharma and Perrigo is that of independent contractors and nothing in this Agreement shall be deemed to constitute the relationship of partners, joint venturers, or principal and agent between SCOLR Pharma and Perrigo. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third Party.

13.3 Assignment. Except as expressly provided in this Agreement, neither Party may assign this Agreement or any of its rights under this Agreement or delegate any of its obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, (a) either Party may, without the consent of the other Party, assign this Agreement or any of its rights under this Agreement or delegate any of its obligations under this Agreement to one or more of its Affiliates provided that the assigning or delegating Party provides prompt written notice thereof to the other Party and any such assignment or delegation shall not release the assigning or delegating Party of any of its obligations under this Agreement; and (b) no consent shall be required for a proposed assignment or delegation by either Party that is made in connection with the sale of all or substantially all of the assets of the Party requesting such consent (whether by purchase, merger, consolidation or otherwise), and provided that the assigning or delegating Party provides prompt written notice thereof to the other Party and any assignment or delegation by either Party under this subpart (b) shall require the assignee to expressly assume and agree to perform all the assigning Party’s obligations under this Agreement for the benefit of the other Party in the same manner and to the same extent that the assigning Party would if no such assignment or delegation had occurred and to execute and deliver such documents or agreements evidencing, confirming or further effecting such assumption as the nonassigning Party may reasonably request. Any attempt by either Party to assign or delegate without such consent shall be void and of no force or effect.

13.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

13.5 No Implied Waiver. No failure or delay on the part of any Party to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.6 Notices. All notices required to be given hereunder (other than routine business communications) shall be in writing and shall be given by personal delivery, by facsimile transmission (with a confirmation copy sent by first-class mail), by a nationally recognized overnight carrier or by registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed to the Parties as follows:

If to SCOLR Pharma:	SCOLR Pharma, Inc. 3625 132nd Avenue S.E. Bellevue, WA Attention : President Facsimile No : [***]

With a copy to:	DLA Piper Rudnick Gray Cary 701 Fifth Avenue Suite 7000 Seattle, Washington 98104 Attn : Jeffrey Harmes

If to Perrigo:	Perrigo Company of South Carolina, Inc. 515 Eastern Avenue Allegan, Michigan 49010 Attn: President Facsimile No.: [***]

With a copy to:	Perrigo Company of South Carolina, Inc. 515 Eastern Avenue Allegan, Michigan 49010 Attn: General Counsel Facsimile No.: [***]

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notices delivered personally shall be deemed communicated as of actual receipt; notices sent by facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; notices sent by overnight courier shall be deemed received as of one business day following sending; and notices mailed shall be deemed communicated as of three business days after proper mailing. A Party may change his or its address by written notice in accordance with this Section 13.6.

13.7 Amendments. Any amendment or modification of this Agreement shall only be valid if made in writing and signed by an authorized officer of each of the Parties.

13.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single document.

13.9 Entire Agreement. This Agreement (including the Appendices) constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings (including confidentiality agreements) related to the same subject matter between the Parties. The Parties intend this Agreement to be a complete statement of the terms of their understanding. No change or modification of any of the provisions hereof shall be effective unless in writing and signed by an authorized officer of each of the Parties.

13.10 Benefit; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and all obligations of SCOLR Pharma shall remain in full force and effect following any transfer of all or any portion of the outstanding capital stock or all or any portion of the assets of SCOLR Pharma or any merger of SCOLR Pharma with or into another entity. Perrigo has the right to require any Person who purchases all or any material part of the assets of SCOLR Pharma that affects SCOLR Pharma’s ability to perform its obligations under this Agreement (whether by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform all of SCOLR Pharma’s obligations under this Agreement for the benefit of Perrigo in the same manner and to the same extent that SCOLR Pharma would if no such event had occurred and to execute and deliver such documents or agreements evidencing, confirming or further effecting such assumption as Perrigo may reasonably request.

13.11 Further Assurances. Each Party agrees that it shall, upon the reasonable request of the other Party, take all appropriate actions, including the execution and delivery of any documents or agreements, which may be reasonably necessary or advisable to carry out the intent and accomplish the purposes of any of the provisions of this Agreement.

13.12 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or part thereof shall be considered separate from the remaining provisions of this Agreement, which shall remain in full force and effect. Such invalid or unenforceable provision shall be deemed revised to effect, to the fullest extent permitted by law, the intent of the Parties as set forth therein.

13.13 Headings. The headings used in this Agreement are for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

13.14 Remedies. The rights and remedies provided under this Agreement are cumulative and are in addition to the rights and remedies available to the Parties at law or in equity.

13.15 Construction. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by reason of the authorship of any of the provisions of this Agreement.

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13.16 Attorneys’ Fees. In the event that any suit or other action is instituted to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, including those incurred on appeal, as determined by the court or arbitrator.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.

SCOLR PHARMA, INC., a Delaware corporation

By	/s/ Daniel O. Wilds
Its	President & CEO

PERRIGO COMPANY OF SOUTH CAROLINA, INC., a Michigan corporation

By	/s/ James C. Tomshack
Its	Senior VP of Sales